EXHIBIT 12

Tortoise Capital Resources Corporation
Computation of Ratio of Earnings to Fixed Charges

		Year Ended November 30,
	6-months ended 5/31/11	2010	2009	2008	2007	2006
Earnings:
Net Income (Loss)	$4,205,297	$16,303,981	$(1,903,034)	$(23,949,345)	$4,193,812	$1,013,206
Income from Discontinued Operations	-	(4,519,817)	(629,264)	-	-	-
Current & Deferred Tax Expense (Benefit)	2,170,948	4,662,923	111,742	(10,177,532)	3,088,737	555,708
Fixed Charges, less Capitalized Interest and Preferred Dividends	24,387	63,031	627,707	1,650,926	847,421	-
Total Earnings	$6,400,632	$16,510,118	$(1,792,849)	$(32,475,951)	$8,129,970	$1,568,914

Combined Fixed Charges:
Interest Expense	$ 24,387	$ 63,031	$ 627,707	$ 1,650,926	$ 847,421	-
Capitalized Interest	-	-	-	157,236	5,115	-
Total Combined Fixed Charges	$ 24,387	$ 63,031	$ 627,707	$ 1,808,162	$ 852,536	-

Ratio of Earnings to Fixed Charges	262.46	261.94	(2.86)	(17.96)	9.54	N/A

Tortoise Capital Resources Corporation
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

		Year Ended November 30,
	6-months ended 5/31/11	2010	2009	2008	2007	2006
Earnings:
Net Income (Loss)	$4,205,297	$16,303,981	$(1,903,034)	$(23,949,345)	$4,193,812	$1,013,206
Income from Discontinued Operations	-	(4,519,817)	(629,264)	-	-	-
Current & Deferred Tax Expense (Benefit)	2,170,948	4,662,923	111,742	(10,177,532)	3,088,737	555,708
Fixed Charges, less Capitalized Interest and Preferred Dividends	24,387	63,031	627,707	1,650,926	847,421	-
Total Earnings	$6,400,632	$16,510,118	$(1,792,849)	$(32,475,951)	$8,129,970	$1,568,914

Combined Fixed Charges:
Interest Expense	$ 24,387	$ 63,031	$ 627,707	$ 1,650,926	$ 847,421	-
Capitalized Interest	-	-	-	157,236	5,115	-
Preferred Dividends	-	-	-	-	228,750	-
Total Combined Fixed Charges	$ 24,387	$ 63,031	$ 627,707	$ 1,808,162	$1,081,286	-

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	262.46	261.94	(2.86)	(17.96)	7.52	N/A